                        DiVall Income Properties 3, L.P.
                                 QUARTERLY NEWS

--------------------------------------------------------------------------------

A publication of The Provo Group, Inc.                       FOURTH QUARTER 1998

Inquiring Minds Want to Know ...

As we enter the year 1999, many investors are asking, "What's taking so long?" or "Will it ever sell?" and finally, "Why are my distribution checks so low?" Reasonable questions, let's get some answers ...

What's taking so long? Because this partnership has a limited number of properties there is a lack of diversity and stability creating more risks, thereby limiting its attractiveness to potential buyers. The lack of appeal may also be attributed to its primary concepts ... Hardee's and Denny's.

Will it ever sell? The best answer to that question is to give you the most current information and let you be the judge. There are five (5) properties in this portfolio, an Applebees, 2 Hardee's and 2 Denny's.

The Applebee's restaurant located in Pittsburgh, PA continues to perform exceedingly well, with 1998 sales increasing 10% over 1997. This restaurant is a good anchor for the portfolio, but it has a "right of first refusal" on any proposed third party sale. Therefore if a buyer makes an offer for the portfolio, the tenant may choose to buy the property rather than allowing the bidder to buy it.

The two Hardee's restaurants have been experiencing a decline in sales since 1992. Nationwide, Hardee's has been viewed as a weak and struggling concept. Good news though, change is on its way. CKE Restaurants, ("CKE") has been selected as the top restaurant stock for 1999 by several stock analysts. Why does that affect you? CKE purchased all of the Hardee's stock and is now the parent company of Hardee's Food Systems (Thus, CKE now owns both of your Hardee's). CKE now has a viable plan to turn Hardee's business around via an extensive remodeling plan, menu revisions, and improvements in national advertising. Many Hardee's restaurants are being dual branded with the popular Carl's Jr. restaurant chain also owned by CKE. A new owner with a strong balance sheet could significantly improve Hardee's operations. This would make the portfolio more marketable. In the meantime, increased sales would improve percentage rents which may increase distributions.

The Denny's restaurants are effectively status quo. They remain current in their rental payments, but show no signs of any significant increase or decrease in sales for 1999.

Why are my distribution checks so low? Again, there are only five restaurant properties remaining in this portfolio. Each time a restaurant has been sold, the sale proceeds have been paid to the investors in one lump sum. Consequently, after each sale there were fewer properties contributing to monthly revenues. The bottom line is that the remaining five properties generate limited revenues. Therefore, funds available for distribution are limited and significantly impacted by the cost of "public" reporting. This is one reason why The Provo Group recognizes a sale of this portfolio is in the best interest of the investors and continues to pursue purchasers. However, while we hope to liquidate the Partnership in a timely manner, we won't compromise your value for a quick sale.

PAGE 2                               DIVALL 3                             4 Q 98


              -----------------------------------------------------


                             DISTRIBUTION HIGHLIGHTS


               o    2.8% (approx.)  annualized  return from operations
                    based  on  $8,700,000   ("net"  remaining  initial
                    "book" investment).


               o    $60,000  total amount  distributed  for the Fourth
                    Quarter   1998   which   was    consistent    with
                    projections.


               o $3.51 per unit (approx.) for the Fourth Quarter 1998 from cash flow from operations.

               o $680.00 to $516.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (April 1992), respectively.


     [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

             (NOTE: Original units were purchased for $1,000/unit.)


              -----------------------------------------------------



                  STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS

               o 7% increase in "total" operating revenues from projections.

               o There was an increase of $400,000 in "total" expenses from projections.

               o Revenues were higher than anticipated due to the non-cash accrual of percentage rents which will be billed and collected in 1999.

               o Expenses were higher than anticipated due to the non-cash write down of the two Hardee's properties to their appraised value.

PAGE 3                              DIVALL 3                              4 Q 98


              -----------------------------------------------------


                               PROPERTY HIGHLIGHTS

                                    VACANCIES

                  There were no vacancies at December 31, 1998.


                                RENTS RECEIVABLE

          There were no outstanding rents due as of December 31, 1998.


              -----------------------------------------------------


                                RETURN OF CAPITAL

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended September 30, 1990 through December 31, 1998.



                                                  Distribution       Capital
                                                   Analysis          Balance

Original Capital Balance                                    --     $ 17,102,520
Cash Flow From Operations Since Inception         $  1,859,816               --
Total Distributions Since Inception                (10,292,983)              --

(Return) of Capital                               ($ 8,433,167)      (8,433,167)
                                                  ============     ------------

"Net" Remaining Initial Investment
         by Original Partners                               --     $  8,669,353
                                                                   ============



            (NOTE: For a more individualized discussion of return of
                      capital contact Investor Relations.)

PAGE 4                              DIVALL 3                              4 Q 98


              -----------------------------------------------------


                               QUESTIONS & ANSWERS

1.       What is the value of my investment?

         Management is currently calculating an estimated Net Unit Value for the Partnership, as of December 31, 1998. We plan to have this information available on February 26, 1999.


2.       When can I expect my next distribution mailing?

         o Your distribution correspondence for the First Quarter of 1999 is scheduled to be mailed on May 14, 1999.

                                      * * *



 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-816-421-7444

                All written inquiries may be mailed or faxed to:

                              The Provo Group, Inc.

                        101 West 11th Street, Suite 1110
                           Kansas City, Missouri 64105

                               (FAX 816-221-2130)

                                www.tpgdivall.com

[LOGO FOR THE PROVO GROUP APPEARS HERE]

                        DIVALL INCOME PROPERTIES 3 L.P.
                   STATEMENT OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                            PROJECTED      ACTUAL      VARIANCE
                                            ------------------------------------
                                              4TH          4TH
                                            QUARTER       QUARTER      BETTER
OPERATING REVENUES                          12/31/98      12/31/98     (WORSE)
                                            --------      --------     ------
 Rental income                              $105,281      $116,116     $10,835
 Interest income                               8,140         5,213      (2,927)
 Other income                                      0             0           0
TOTAL OPERATING REVENUES                    --------     ---------   ---------
                                            $113,421      $121,329      $7,908
                                            --------     ---------   ---------
OPERATING EXPENSES
 Insurance                                    $1,203        $1,044        $159
 Management fees                              16,440        16,215         225
 Overhead allowance                            1,326         1,308          18
 Advisory Board                                3,400         4,360        (960)
 Administrative                                7,745         6,700       1,045
 Professional services                         2,830         2,931        (101)
 Property write-downs                              0       400,374    (400,374)
 Auditing                                      8,250         9,067        (817)
 Legal                                         1,800         1,325         475
 Defaulted tenants                               300            26         274
TOTAL OPERATING EXPENSES                    --------     ---------   ---------
                                             $43,294      $443,350   ($400,056)
                                            --------     ---------   ---------
INVESTIGATION AND RESTORATION EXPENSES          $546            $0        $546
                                            --------     ---------   ---------
NON-OPERATING EXPENSES
 Depreciation                                $20,592       $20,592          $0
 Amortization                                    446           466          (0)
TOTAL NON-OPERATING EXPENSES                --------     ---------   ---------
                                             $21,038       $21,038         $(0)
                                            --------     ---------   ---------
TOTAL EXPENSES                               $64,878      $464,388   ($399,510)
                                            --------     ---------   ---------
NET INCOME                                   $48,543     ($343,059)  ($391,602)

OPERATING CASH RECONCILIATION                                         VARIANCE
                                                                      ---------
 Depreciation and amortization                21,038        21,038           0
 Property write-downs                              0       400,374     400,374
 (Increase) Decrease in current assets       (10,686)      (19,859)     (9,173)
 Increase (Decrease) in current liabilities   (1,958)       (6,722)     (4,764)
 (Increase) Decrease in cash reserved for
  payables                                     1,764         6,700       4,936
 Advance from/(to) future cash flows for
  current distributions                        2,000         2,000           0
Net Cash Provided From Operating Activities --------     ---------   ---------
                                             $60,701       $60,472       ($229)
                                            --------     ---------   ---------
CASH FLOWS FROM (USED IN) INVESTING
 AND FINANCING ACTIVITIES
 Proceeds from sale of property                    0             0           0
                                            --------     ---------   ---------
Net Cash Provided from Investing And
 Financing Activities                             $0            $0          $0
                                            --------     ---------   ---------
Total Cash Flow for Quarter                  $60,701       $60,472       ($229)
Cash Balance Beginning of Period             241,584       229,032     (12,552)
Less 3rd quarter distribution paid 11/98     (60,000)      (50,000)     10,000
Change in cash reserved for payables or
 distributions                                (3,764)       (8,700)     (4,936)
Cash Balance End of Period                  --------     ---------   ---------
                                            $238,521      $230,804     ($7,717)
Cash reserved for 4th quarter L.P.
 distributions                               (60,000)      (60,000)          0
Cash advanced from (reserved for) future
 distributions                                     0             0           0
Cash reserved for payment of payables         (6,679)      (46,300)    (39,621)
                                            --------     ---------   ---------
Unrestricted Cash Balance End of Period     $171,842      $124,504    ($47,338)
                                            ========     =========   =========
--------------------------------------------------------------------------------
                                            PROJECTED      ACTUAL      VARIANCE
                                            ------------------------------------
                                            $60,000        $60,000          $0
*Quarterly Distribution
 Mailing Date                                 2/15/99  (enclosed)         -
--------------------------------------------------------------------------------

*Refer to distribution letter for detail of quarterly distribution.

[PROVO LOGO APPEARS HERE]

                                                                                                  --------------------------------
                                                                                                  ORIGINAL CAPITAL     $17,102,520
PROJECTIONS FOR                                                                                   NET DISTRIBUTION OF
DISCUSSION PURPOSES     DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP                              CAPITAL SINCE
                                   1998 PROPERTY SUMMARY                                            INCEPTION           $8,433,167
                                AND RELATED ESTIMATED RECEIPTS                                                        ------------
                                                                                                  CURRENT EQUITY        $8,669,353
                                                                                                  --------------------------------
PORTFOLIO (Note 1)
                                                 -------------------------------------
                                                              REAL ESTATE
                                                 -------------------------------------
                                                                     ANNUAL
----------------------------------------                             BASE
CONCEPT             LOCATION                         COST            RENT      % YIELD
----------------------------------------         -------------------------------------
APPLEBEE'S          PITTSBURGH, PA                   891,333     116,040       13.02%
    "                     "
DENNY'S             CO SPRINGS, CO                   580,183      77,460       13.35%
DENNY'S             ENGLEWOOD, CO                    213,211      35,880       16.83%

HARDEE'S (3)        ST. FRANCIS, WI                1,194,381      92,000        7.70%
    "                      "

HARDEE'S (3)        OAK CREEK, WI                  1,341,906      88,000        6.56%
    "                     "
----------------------------------------         ------------------------------------

----------------------------------------         ------------------------------------
PORTFOLIO TOTALS (5 Properties)                    4,221,014     409,380        9.70%
----------------------------------------         ------------------------------------

                                            ---------------------------------------  ---------------------------
                                                                EQUIPMENT                     TOTALS
                                            ---------------------------------------  ---------------------------
                                            LEASE                   ANNUAL
----------------------------------------    EXPIRATION              LEASE        %              ANNUAL     %
CONCEPT             LOCATION                DATE            COST    RECEIPTS  RETURN    COST    RECEIPTS  RETURN
----------------------------------------    ----------   ---------  --------  ------  --------- --------  ------
APPLEBEE'S          PITTSBURGH, PA                         290,469             0.00%  1,239,896  116,040   9.36%
    "                     "                                 58,094             0.00%

DENNY'S             CO SPRINGS, CO                         210,976         0   0.00%    791,159   77,460   9.79%
DENNY'S             ENGLEWOOD, CO                          210,976             0.00%    424,187   35,880   8.46%

HARDEE'S (3)        ST. FRANCIS, WI                (2)     369,688         0   0.00%  1,648,569   92,000   5.58%
    "                      "                       (2)      84,500         0   0.00%

HARDEE'S (3)        OAK CREEK, WI                  (2)     482,078         0   0.00%  1,929,472   88,000   4.56%
    "                     "                        (2)     105,488         0   0.00%
                                            ----------   ---------  --------   ------ --------- --------   -----
                                                         ---------------------------- --------------------------
PORTFOLIO TOTALS (5 Properties)                          1,812,269         0   0.00%  6,033,283  409,380   6.79%
                                                                            ------------------------------------

                                                        TOTAL %
                                                     ON $8,669,353
----------------------------------------                 EQUITY
CONCEPT             LOCATION                             RAISE
----------------------------------------             -------------
APPLEBEE'S          PITTSBURGH, PA
    "                     "

DENNY'S             CO SPRINGS, CO
DENNY'S             ENGLEWOOD, CO

HARDEE'S (3)        ST. FRANCIS, WI
    "                      "

HARDEE'S (3)        OAK CREEK, WI
    "                     "
                                                      ------------
----------------------------------------              ------------
PORTFOLIO TOTALS (5 Properties)                              4.72%
----------------------------------------              ------------

Note 1: This property summary includes only current property and equipment held by the Partnership.
        Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.